LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of February 20, 2008 (the "Effective Date") between SILICON VALLEY BANK, a California corporation and with a loan production office located at One Newton Executive Park, Suite 200, 2221 Washington Street, Newton, Massachusetts  02462 ("SVB"), as collateral agent (the "Collateral Agent"), and the Lenders listed on Schedule 1.1 thereof and party hereto, including without limitation, SVB and OXFORD FINANCE CORPORATION ("OXFORD") and DYNOGEN PHARMACEUTICALS, INC. a Delaware corporation (“Borrower”), provides the terms on which Lenders shall lend to Borrower and Borrower shall repay Lenders.  The parties agree as follows:

1           ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed following GAAP.  Calculations and determinations must be made following GAAP.  Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13.  All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.

2           LOAN AND TERMS OF PAYMENT

2.1           Promise to Pay.  Borrower hereby unconditionally promises to pay Lenders the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon as and when due in accordance with this Agreement.

2.1.1           Term Loan.

(a)           Availability.  Subject to the terms and conditions of this Agreement, during the First Draw Period, Lenders agree, severally and not jointly, to make one (1) Term Loan (the "First Term Loan") available to Borrower in an amount up to Five Million Dollars ($5,000,000.00), according to each Lender's pro-rata share of the Term Loan based upon the respective Commitment Percentage of each Lender.  During the Second Draw Period, Lenders agree, severally and not jointly, to make one (1) Term Loan (the "Second Term Loan") available to Borrower in an amount up to Five Million Dollars ($5,000,000.00), according to each Lender’s pro rata share of the Term Loan based upon the respective Commitment Percentage of each Lender.  The First Term Loan and Second Term Loan are hereinafter referred to, singly or collectively, “Term Loan.” After repayment, no Term Loan may be re-borrowed.

(b)           Interest Payments.   Commencing on the first Payment Date of the month following the month in which the Funding Date occurs, Borrower shall make monthly payments of interest, in arrears, at the rate set forth in Section 2.2(a).

(c)           Repayment.  Commencing on the Amortization Date and continuing on the Payment Date of each month thereafter, for each Term Loan, Borrower shall make (1) consecutive equal monthly payments of principal, calculated by the Collateral Agent based upon: (a) the amount of the Term Loan multiplied by each Lender's Commitment Percentage, and (b) a repayment schedule equal to thirty (30) months (less the number of months for which a principal payment is required under Section 2.1.1(d)), plus (2) monthly payments of accrued and unpaid interest at the effective rate of interest as set forth in Section 2.2(a).  All unpaid principal and accrued interest with respect to each Term Loan is due and payable in full on the Term Loan Maturity Date with respect to such Term Loan.  Payments received after 12:00 noon Eastern time are considered received at the opening of business on the next Business Day.  A Term Loan may only be prepaid in accordance with Sections 2.1.1(e) and 2.1.1(f).

(d)           Principal Repayment.   In the event that the Acquisition Event does not occur on or prior to September 30, 2008, then in addition to the scheduled payments of principal and interest, as set forth in Section 2.1.1(c) hereof, Borrower shall pay to each Lender, on the Amortization Date, as an additional principal payment toward each Term Loan, in an amount equal to the principal payments that would have been collected based on an amortization schedule of thirty (30) months, assuming a principal payment would have been made on each Payment Date following the Funding Date through the Amortization Date (7 months for the First Term Loan).

(e)           Mandatory Prepayment Upon an Acceleration.  If a Term Loan is accelerated following the occurrence of an Event of Default, Borrower shall immediately pay to Lenders an amount equal to the sum of: (i) all outstanding principal plus accrued and unpaid interest, (ii) the Prepayment Fee, (iii) the Final Payment, plus (iv) all other sums, that shall have become due and payable, including interest at the Default Rate with respect to any past due amounts.

(f)           Permitted Prepayment of Loans.   Borrower may not make any prepayments of principal hereunder at any time prior to the date which is six (6) months after the Effective Date ("Prepayment Date").   After the Prepayment Date, Borrower shall have the option to prepay all, but not less than all, of the Term Loans advanced by Lenders under this Agreement, provided Borrower (i) provides written notice to Collateral Agent of its election to prepay the Term Loans at least ten (10) days prior to such prepayment, and (ii) pays, on the date of such prepayment (A) all outstanding  principal plus accrued and unpaid interest, (B) the Prepayment Fee, (C) the Final Payment, plus (D) all other sums, that shall have become due and payable, including interest at the Default Rate with respect to any past due amounts.

2.2           Payment of Interest on the Credit Extensions.

(a)           Interest Rate.   Subject to Section 2.2(b), the principal amount outstanding under the Term Loan shall accrue interest at a fixed per annum rate equal to the greater of: (i) ten percent (10.0%), and (ii) the LIBOR Rate plus the LIBOR Rate Margin, determined by Collateral Agent as of the applicable Funding Date, which interest shall be payable monthly in accordance with Section 2.2.(e).

(b)           Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, Obligations shall bear interest at a rate per annum which is five percentage points above the rate effective immediately before the Event of Default (the “Default Rate”).  Payment or acceptance of the increased interest rate provided in this Section 2.2(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Collateral Agent.

(c)           360-Day Year.  Interest shall be computed on the basis of a 360-day year for the actual number of days elapsed.

(d)           Debit of Accounts.  Collateral Agent may debit any of Borrower’s deposit accounts, including the Designated Deposit Account, for principal and interest payments or any other amounts Borrower owes Lenders under the Loan Documents when due.  These debits shall not constitute a set-off.

(e)           Payments.  Unless otherwise provided, interest is payable monthly on the Payment Date of each month.  Payments of principal and/or interest received after 12:00 noon Eastern time are considered received at the opening of business on the next Business Day.  When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional fees or interest, as applicable, shall continue to accrue.

2.3           Secured Promissory Notes.  Each Term Loan shall be evidenced by a Secured Promissory Note in the form attached as Exhibit D hereto (each a “Secured Promissory Note”), and shall be repayable as set forth herein.  The Borrower irrevocably authorizes each Lender to make or cause to be made, on or about the Funding Date of any Term Loan or at the time of receipt of any payment of principal on such Lender’s Secured Promissory Note, an appropriate notation on such Lender’s Secured Promissory Note Record reflecting the making of such Term Loan or (as the case may be) the receipt of such payment.  The outstanding amount of each Term Loan set forth on such Lender’s Secured Promissory Note Record shall be prima facie evidence of the principal amount thereof owing and unpaid to such Lender, but the failure to record, or any error in so recording, any such amount on such Lender’s Secured Promissory Note Record shall not limit or otherwise affect the obligations of the Borrower hereunder or under any Secured Promissory Note to make payments of principal of or interest on any Secured Promissory Note when due.  Upon receipt of an affidavit of an officer of a Lender as to the loss, theft, destruction, or mutilation of its Secured Promissory Note, Borrower shall issue, in lieu thereof, a replacement Secured Promissory Note in the same principal amount thereof and of like tenor.

2.4           Fees.  Borrower shall pay to Collateral Agent:

(a)           Commitment Fee.  A fully earned, non-refundable commitment fee of Fifty Thousand Dollars ($50,000) (of which Borrower has paid Collateral Agent Twenty-Five Thousand Dollars ($25,000) prior to the Effective Date) to be shared between the Lenders pursuant to their respective Commitment Percentages;

(b)           Prepayment Fee.  The Prepayment Fee, when and if due hereunder;

(c)           Final Payment.  The Final Payment, when due hereunder; and

(c)           Lenders' Expenses.  All Lenders' Expenses (including reasonable attorneys’ fees and expenses, plus expenses, for documentation and negotiation of this Agreement) incurred through and after the Effective Date, when due.

2.5           Additional Costs.  If any new law or regulation increases Lender’s costs or reduces its income for any loan, Borrower shall pay the increase in cost or reduction in income or additional expense; provided, however, that Borrower shall not be liable for any amount attributable to any period before 180 days prior to the date Collateral Agent notifies Borrower of such increased costs.  Each Lender agrees that it shall allocate any increased costs among its customers similarly affected in good faith and in a manner consistent with such Lender’s customary practice.

3           CONDITIONS OF LOANS

3.1           Conditions Precedent to Initial Credit Extension.  Each Lender’s obligation to make the initial Credit Extension is subject to the condition precedent that Collateral Agent shall have received, in form and substance satisfactory to Lenders, such documents, and completion of such other matters, as Lenders may reasonably deem necessary or appropriate, including, without limitation:

(a)           duly executed original signatures to the Loan Documents to which Borrower is a party;

(b)           duly executed original signatures to the Control Agreement[s];

(c)           duly executed original Secured Promissory Notes in favor of each Lender according to its Commitment Percentage in amounts not to exceed the Term Loans;

(d)           Operating Documents and a good standing certificate of Borrower certified by the Secretary of State of the State of Delaware as of a date no earlier than thirty (30) days prior to the Effective Date;

(e)           duly executed original signatures to the completed Borrowing Resolutions for Borrower;

(f)            Collateral Agent shall have received certified copies, dated as of a recent date, of financing statement searches, as Collateral Agent shall request, accompanied by written evidence (including any Code termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released;

(g)           a legal opinion of Borrower’s counsel dated as of the Effective Date together with the duly executed original signatures thereto;

(h)           evidence satisfactory to Collateral Agent that the insurance policies required by Section 6.5 hereof are in full force and effect, together with appropriate evidence showing loss payable and/or additional insured clauses or endorsements in favor of Collateral Agent, for the ratable benefit of the Lenders;

(i)             Investor Commitment Letter; and

(j)             payment of the fees and Lenders' Expenses then due as specified in Section 2.4 hereof.

3.2           Conditions Precedent to all Credit Extensions.  The obligation of each Lender to make each Credit Extension, including the initial Credit Extension, is subject to the following:

(a)           except as otherwise provided in Section 3.4, timely receipt of an executed Payment/Advance Form;

(b)           the representations and warranties in Section 5 shall be true, accurate and complete in all material respects on the date of the Payment/Advance Form and on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Default or Event of Default shall have occurred and be continuing or result from the Credit Extension.  Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in Section 5 remain true in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and

(c)           in such Lender’s reasonable discretion, there has not been any material impairment in the general affairs, management, results of operation, financial condition or the prospect of repayment of the Obligations, nor has there been any material adverse deviation by Borrower from the most recent business plan of Borrower presented to and accepted by Collateral Agent.

3.3           Covenant to Deliver. Borrower agrees to deliver to Collateral Agent each item required to be delivered to Collateral Agent under this Agreement as a condition to any Credit Extension.  Borrower expressly agrees that the extension of a Credit Extension prior to the receipt by Collateral Agent of any such item shall not constitute a waiver by Lenders of Borrower’s obligation to deliver such item, and any such extension in the absence of a required item shall be in Collateral Agent’s sole discretion.

3.4           Procedures for Borrowing.  Subject to the prior satisfaction of all other applicable conditions to the making of a Term Loan set forth in this Agreement, to obtain a Term Loan, Borrower shall notify Collateral Agent (which notice shall be irrevocable) by electronic mail, facsimile, or telephone by 12:00 noon Eastern time at least one (1) Business Day prior to the initial Funding Date and at least five (5) Business Days prior any additional Funding Dates. Together with any such electronic or facsimile notification, Borrower shall deliver to Collateral Agent by electronic mail or facsimile a completed Payment/Advance Form executed by a Responsible Officer or his or her designee.  Upon receipt of a Payment/Advance Form, Collateral Agent shall promptly provide a copy of the same to each Lender.  Collateral Agent may rely on any telephone notice given by a person whom Collateral Agent believes is a Responsible Officer or designee.  On the Funding Date, each Lender shall credit and/or transfer (as applicable) to Borrower's Designated Deposit Account, an amount equal to its Commitment Percentage multiplied by the amount of the Term Loan.

4           CREATION OF SECURITY INTEREST

4.1           Grant of Security Interest.  Borrower hereby grants Collateral Agent, for the ratable benefit of the Lenders, and to each Lender, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Collateral Agent, for the ratable benefit of the Lenders, and to each Lender, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof.  Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject only to Permitted Liens that may have superior priority under this Agreement).  If Borrower shall acquire a commercial tort claim (as defined in the Code), Borrower shall promptly notify Collateral Agent in a writing signed by Borrower of the general details thereof  (and further details as may be required by Collateral Agent) and grant to Collateral Agent, for the ratable benefit of the Lenders, and to each  Lender in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Collateral Agent.

If this Agreement is terminated, Collateral Agent’s and each Lender's Lien in the Collateral shall continue until the Obligations are repaid in full in cash.  Upon payment in full in cash of the Obligations and at such time as the Lenders' obligation to make Credit Extensions has terminated, the Collateral Agent, and if appropriate, each

Lender shall, at Borrower’s sole cost and expense, release its Liens in the Collateral and all rights therein shall revert to Borrower.

4.2           Authorization to File Financing Statements.  Borrower hereby authorizes Collateral Agent to file financing statements, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Collateral Agent’s  and each Lender's interest or rights hereunder, including a notice that any disposition of the Collateral, by either Borrower or any other Person, shall be deemed to violate the rights of the Collateral Agent and the Lenders under the Code.

5           REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as follows:

5.1           Due Organization, Authorization: Power and Authority.  Borrower and each of its Subsidiaries (as of the Effective Date, Borrower has no Subsidiaries), if any, are duly existing and in good standing, as Registered Organizations in their respective jurisdictions of formation and are qualified and licensed to do business and are in good standing in any jurisdiction in which the conduct of their business or their ownership of property requires that they be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower’s business.  In connection with this Agreement, Borrower has delivered to Collateral Agent a completed perfection certificate signed by Borrower (the “Perfection Certificate”).  Borrower represents and warrants that (a) Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) Borrower is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none; (d) the Perfection Certificate accurately sets forth Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address (if different than its chief executive office); (e) Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to Borrower and each of its Subsidiaries is accurate and complete.  If Borrower is not now a Registered Organization but later becomes one, Borrower shall promptly notify Collateral Agent of such occurrence and provide Collateral Agent with Borrower’s organizational identification number.

Except for the required approvals under Borrower’s organizational documents for authorization of shares of capital stock to be issued upon exercise of the Warrants, if the same become exercisable for Borrower’s capital stock, the execution, delivery and performance by Borrower of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Borrower’s organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any of its Subsidiaries or any of their property or assets is bound, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect) or are being obtained pursuant to Section 6.1(b), or (v) constitute an event of default under any material agreement by which Borrower is bound.  Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to have a material adverse effect on Borrower’s business.

5.2           Collateral.  Borrower has good title to, has rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens.  Borrower has no deposit accounts other than the deposit accounts with Collateral Agent, the deposit accounts, if any, described in the Perfection Certificate, or of which Borrower has given Collateral Agent notice and taken such actions as are necessary to give Collateral Agent a perfected security interest therein.

The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate.  None of the components of the Collateral shall be maintained at locations other than as provided in the Perfection Certificate or as Borrower has given Collateral Agent notice pursuant to Section 7.2.  In the event that Borrower, after the date hereof, intends to store or otherwise deliver any portion of the Collateral to a bailee, then Borrower will first receive the written consent of Collateral Agent and such bailee must execute and deliver a bailee agreement in form and substance satisfactory to Collateral Agent.

All Inventory is in all material respects of good and marketable quality, free from material defects.

 Except as noted on the Perfection Certificate, Borrower is not a party to, nor is bound by, any material license or other agreement with respect to which Borrower is a licensee that (a) prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or the Collateral, or (b) for which a default under or termination of could interfere with Collateral Agent's right to sell any Collateral.  Borrower shall provide written notice to Collateral Agent within ten (10) days of entering or becoming bound by any such license or agreement which is reasonably likely to have a material impact on Borrower’s business or financial condition (other than over-the-counter software that is commercially available to the public).  Borrower shall take such steps as Collateral Agent requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (x) all such licenses or agreements to be deemed “Collateral” and for Collateral Agent and each Lender to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such license or, whether now existing or entered into in the future, and (y) Collateral Agent shall have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Collateral Agent's rights and remedies under this Agreement and the other Loan Documents.

5.3           Litigation.  There are no actions or proceedings pending or, to the knowledge of the Responsible Officers, threatened in writing by or against Borrower or any of its Subsidiaries involving more than One Hundred Thousand Dollars ($100,000.00).

5.4           No Material Deviation in Financial Statements.  All consolidated financial statements for Borrower and any of its Subsidiaries delivered to Collateral Agent fairly present, in conformity with GAAP (except for interim financial statements subject to normal year-end adjustments and footnotes), in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations.  There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Collateral Agent.

5.5           Solvency.  The fair salable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities and Borrower is able to pay its debts (including trade debts) as they mature.

5.6           Regulatory Compliance.  Borrower is not an “investment company” or a company “controlled” by an “investment company” or a "subsidiary" of an "investment company" under the Investment Company Act of 1940.  Borrower is not engaged in extending credit for margin stock (under Regulations T and U of the Federal Reserve Board of Governors).  Borrower has complied in all material respects with the Federal Fair Labor Standards Act.  Neither Borrower nor any of its Subsidiaries is a "holding company" or an "affiliate" of a "holding company" or a "subsidiary company" of a "holding company" as each term is defined and used in the Public Utility Holding Company Act of 2005.  Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to have a material adverse effect on its business.  None of Borrower’s or any of its Subsidiaries’ properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally.  Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted.

5.7           Subsidiaries; Investments.  Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments.

5.8           Tax Returns and Payments; Pension Contributions.  Borrower has timely filed all required tax returns and reports, and Borrower and its Subsidiaries have timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower.  Borrower may defer payment of any contested taxes, provided that Borrower (a) in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (b) notifies Collateral Agent in writing of the commencement of, and any material development in, the proceedings, (c) posts bonds or takes any other steps required to prevent the governmental authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien”.  Borrower is unaware of any claims or adjustments proposed for any of Borrower's prior tax years which could result in additional taxes becoming due and payable by Borrower.  Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

5.9           Use of Proceeds.  Borrower shall use the proceeds of the Credit Extensions solely as working capital and to fund its general business requirements and not for personal, family, household or agricultural purposes.

5.10           Full Disclosure.  No written representation, warranty or other statement of Borrower in any certificate or written statement given to Collateral Agent or any Lender, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Collateral Agent or any Lender, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

6           AFFIRMATIVE COVENANTS

Borrower shall do all of the following:

6.1           Government Compliance.

(a)           Maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on Borrower’s business or operations.  Borrower shall comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, the noncompliance with which could have a material adverse effect on Borrower’s business.

(b)           Obtain all of the Governmental Approvals necessary for the performance by Borrower of its obligations under the Loan Documents to which it is a party and the grant of a security interest to Collateral Agent for the ratable benefit of the Lenders, in all of its property.  Borrower shall promptly provide copies of any such obtained Governmental Approvals to Collateral Agent.

6.2           Financial Statements, Reports, Certificates.

(a)           Deliver to Collateral Agent: (i) as soon as available, but no later than forty-five (45) days after the last day of each month, a company prepared consolidated balance sheet and income statement covering Borrower’s consolidated operations for such month certified by a Responsible Officer and in a form acceptable to Collateral Agent; (ii) as soon as available, but no later than ninety (90) days after the last day of Borrower’s fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm acceptable to Collateral Agent in its reasonable discretion; (iii) within five (5) days of delivery, copies of all statements, reports and notices made available to all of Borrower’s security holders or to any holders of Subordinated Debt; (iv) in the event that Borrower becomes subject to the reporting requirements under the Securities Exchange Act of 1934, as amended, within five (5) days of filing, all reports on Form 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission or a link thereto on Borrower’s or another website on the Internet; (v) a prompt report of any legal actions pending or threatened against Borrower or any of its Subsidiaries that could result in damages or costs to Borrower or any of its Subsidiaries of One Hundred Thousand Dollars ($100,000) or more; and (vi) other financial information reasonably requested by Collateral Agent.

(b)           Within forty-five (45) days after the last day of each month, deliver to Collateral Agent with the monthly financial statements, a duly completed Compliance Certificate signed by a Responsible Officer.

6.3           Inventory; Returns.  Keep all Inventory in good and marketable condition, free from material defects.  Returns and allowances between Borrower and its Account Debtors shall follow Borrower’s customary practices as they exist at the Effective Date.  Borrower must promptly notify Collateral Agent of all returns, recoveries, disputes and claims that involve more than One Hundred Thousand Dollars ($100,000).

6.4           Taxes; Pensions.  Make, and cause each of its Subsidiaries to make, timely payment of all foreign, federal, state, and local taxes or assessments (other than taxes and assessments which Borrower is contesting pursuant to the terms of Section 5.8 hereof) and shall deliver to Collateral Agent, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.

6.5           Insurance.  Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower’s industry and location and as Collateral Agent may reasonably request.  Insurance policies shall be in a form, with companies, and in amounts that are satisfactory to Collateral Agent.  All property policies shall have a lender’s loss payable endorsement showing Collateral Agent as lender loss payee and waive subrogation against Collateral Agent, and all liability policies shall show, or have endorsements showing, the Collateral Agent, as an additional insured.  All policies (or the loss payable and additional insured endorsements) shall provide that the insurer must give Collateral Agent at least twenty (20) days notice before canceling, amending, or declining to renew its policy, except in the event of non-payment of premium whereby ten (10) days advance notice will be provided. At Collateral Agent’s request, Borrower shall deliver certified copies of policies and evidence of all premium payments.  Proceeds payable under any policy shall, at Collateral Agent’s option, be payable to Collateral Agent  on behalf of the Lenders on account of the Obligations.  Notwithstanding the foregoing, (a) so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy up to $100,000 with respect to any loss, but not exceeding $200,000, in the aggregate for all losses under all casualty policies in any one year, toward the replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) shall be deemed Collateral in which Collateral Agent and Lenders have been granted a first priority security interest, and (b) after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of Collateral Agent, be payable to Collateral Agent, for the ratable benefit of the Lenders, on account of the Obligations.  If Borrower fails to obtain insurance as required under this Section 6.5 or to pay any amount or furnish any required proof of payment to third persons and Collateral Agent, Collateral Agent may make all or part of such payment or obtain such insurance policies required in this Section 6.5, and take any action under the policies Collateral Agent deems prudent.

6.6           Operating Accounts.

(a)           Maintain operating accounts with Collateral Agent.  In addition, a portion of its cash or securities in excess of that amount used for Borrower’s operations shall be maintained with Collateral Agent or an Affiliate of Collateral Agent, which account shall be in amount equal to at least the aggregate outstanding Obligations of Borrower to Lenders (provided that Borrower has sufficient cash or securities to satisfy this requirement).

(b)           Provide Collateral Agent five (5) days prior written notice before establishing any Collateral Account at or with any bank or financial institution other than Collateral Agent or its Affiliates.  In addition, for each Collateral Account that Borrower at any time maintains, Borrower shall cause the applicable bank or financial institution (other than Collateral Agent) at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Collateral Agent's Lien in such Collateral Account in accordance with the terms hereunder, which Control Agreement may not be terminated without prior written consent of Collateral Agent.  The provisions of the previous sentence shall not apply to deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Collateral Agent by Borrower as such.

6.7           Protection of Intellectual Property Rights.  Borrower shall  use commercially reasonable efforts to protect, defend and maintain the validity and enforceability of its intellectual property; provided, however, nothing herein shall prohibit Borrower from abandoning, selling or transferring any intellectual property that becomes obsolete or not useful to Borrower based on developments in its evolving business strategy and/or the biotech industry.

6.8           Litigation Cooperation.  From the date hereof and continuing through the termination of this Agreement, make available to Collateral Agent, without expense to Collateral Agent, Borrower and its officers, employees and agents and Borrower's books and records, to the extent that Collateral Agent may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Collateral Agent with respect to any Collateral or relating to Borrower.

6.9            Further Assurances.  Execute any further instruments and take further action as Collateral Agent reasonably requests to perfect or continue Collateral Agent’s and Lenders' Lien in the Collateral or to effect the purposes of this Agreement.  Deliver to Collateral Agent, within five (5) days after the same are sent or received, copies of all correspondence, reports, documents and other filings with any Governmental Authority regarding compliance with or maintenance of Governmental Approvals or Requirements of Law or that could reasonably be expected to have a material effect on any of the Governmental Approvals or otherwise on the operations of Borrower or any of its Subsidiaries.

6.10           Notices of Litigation and Default.  Borrower will give prompt written notice to Collateral Agent of any litigation or governmental proceedings pending or threatened (in writing) against Borrower which would reasonably be expected to have a material adverse effect with respect to Borrower and in any event, involving amounts in excess of One Hundred Thousand Dollars ($100,000), in the aggregate. Without limiting or contradicting any other more specific provision of this Agreement, promptly (and in any event within five (5) Business Days) upon Borrower becoming aware of the existence of any Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, Borrower shall give written notice to Collateral Agent of such occurrence, which such notice shall include a reasonably detailed description of such Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default.

6.11           Creation/Acquisition of Subsidiaries.  In the event Borrower or any Subsidiary creates or acquires any Subsidiary, Borrower and such Subsidiary shall promptly notify Collateral Agent of the creation or acquisition of such new Subsidiary and take all such action as may be reasonably required by Collateral Agent to cause each such domestic Subsidiary to guarantee the Obligations of Borrower under the Loan Documents and grant a continuing pledge and security interest in and to the assets of such Subsidiary (substantially as described on Exhibit A hereto); and Borrower shall grant and pledge to Collateral Agent, for the ratable benefit of Lenders a perfected security interest in the stock, units or other evidence of ownership of each  Subsidiary (in the case of a foreign Subsidiary, such pledge shall not exceed 65% of such stock units or other evidence of ownership).

6.12           Co-Borrower. Within thirty (30) days after the occurrence of the Acquisition Event, Borrower shall cause Apex Bioventures Acquisition Corporation, a Delaware corporation (“Apex”) to become a co-borrower under this Agreement, pursuant to documentation acceptable to Collateral Agent in its sole discretion. In connection therewith, Borrower shall provide Bank with authority documents acceptable to Collateral Agent, including, without limitation, an authority/enforceability opinion from Apex’s counsel, a certificate from the Delaware Secretary of State certifying that Apex is a validly existing Delaware corporation, and is in good standing in the State of Delaware.

7           NEGATIVE COVENANTS

Borrower shall not do any of the following without Collateral Agent’s prior written consent:

7.1           Dispositions.  Convey, sell, lease, transfer, assign, or otherwise dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) of Inventory in the ordinary course of business; (b) of worn-out or obsolete Equipment; and (c) in connection with Permitted Liens and Permitted Investments; and (d) of non-exclusive and exclusive licenses, partnership or joint ventures for the use of the property of Borrower or its Subsidiaries in the ordinary course of business with any third party, which arrangements are approved by the Board.   For the avoidance of doubt, Lenders acknowledge and agree that Borrower shall be permitted to license its intellectual property to third parties consistent with Borrower's current business model and existing practice in the biotech industry.

7.2           Changes in Business, Management, Ownership, or Business Locations.  (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower and such Subsidiary, as applicable, or reasonably related thereto; (b) liquidate or dissolve; or (c) (i) have a material change in management or (ii) enter into any transaction or series of related transactions in which the stockholders of Borrower immediately prior to the first such transaction own less than 60% of the voting stock of Borrower immediately after giving effect to such transaction or related series of such transactions (other than by the sale of Borrower’s equity securities in a public offering or to venture capital investors so long as Borrower identifies to Collateral Agent the venture capital investors prior to the closing of the transaction).  Borrower shall not, without at least thirty (30) days prior written notice to Collateral Agent: (1) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than Ten Thousand Dollars ($10,000) in Borrower’s assets or property), (2) change its jurisdiction of organization, (3) change its organizational structure or type, (4) change its legal name, or (5) change any organizational number (if any) assigned by its jurisdiction of organization.

7.3           Mergers or Acquisitions.  Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, except for the Acquisition Event. A Subsidiary may merge or consolidate into another Subsidiary or into Borrower.

7.4           Indebtedness.  Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5           Encumbrance.  Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, or permit any Collateral not to be subject to the first priority security interest granted herein, or enter into any agreement, document, instrument or other arrangement (except with or in favor of Collateral Agent) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s or any Subsidiary’s intellectual property, except as is otherwise permitted in Section 7.1 hereof and the definition of “Permitted Liens” herein.

7.6           Maintenance of Collateral Accounts.  Maintain any Collateral Account except pursuant to the terms of Section 6.6(b) hereof.

7.7           Distributions; Investments. (a) Pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock, or (b) directly or indirectly make any Investment other than Permitted Investments, or permit any of its Subsidiaries to do so.

7.8           Transactions with Affiliates.  Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.

7.9           Subordinated Debt.  (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof or adversely affect the subordination thereof to Obligations owed to the Lenders.

7.10           Compliance.  Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940 or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower’s business, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

7.11           Amendment to Arachnova Security Agreement and Secured Obligations. Amend any of the provisions of the Arachnova Security Agreement or any of the documents evidencing the “Secured Obligations” (as defined in the Arachnova Security Agreement) in any manner which negatively or adversely affects the rights of Lenders under this Agreement.

8           EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1           Payment Default.  Borrower fails to (a) make any payment of principal or interest on any Credit Extension on its due date, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day grace period shall not apply to payments due on the Maturity Date).  During the cure period, the failure to cure the payment default is not an Event of Default (but no Credit Extension will be made during the cure period);

8.2           Covenant Default.

(a) Borrower fails or neglects to perform any obligation in Sections 6.2, 6.4, 6.5, 6.6, or violates any covenant in Section 7; or

(b) Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period).  Grace periods provided under this Section shall not apply, among other things, to financial covenants or any other covenants set forth in subsection (a) above;

8.3           Material Adverse Change.  A Material Adverse Change occurs;

8.4           Attachment.  (a) Any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver and the attachment, seizure or levy is not removed in ten (10) days; (b) the service of process seeking to attach, by trustee or similar process, any funds of Borrower, or of any entity under control of Borrower (including a Subsidiary), on deposit with the Lenders and/or Collateral Agent or an Affiliate; (c) Borrower is enjoined, restrained, or prevented by court order from conducting a material part of its business; (d) a judgment or other claim in excess of One Hundred Thousand Dollars ($100,000.00) becomes a Lien on any of Borrower’s assets; or (e) a notice of lien, levy, or assessment is filed against any of Borrower’s assets by any Governmental Authority and not paid within ten (10) days after Borrower receives notice.  These are not Events of Default if stayed or if a bond is posted pending contest by Borrower (but no Credit Extensions shall be made during the cure period);

8.5           Insolvency (a) Borrower is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) Borrower begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within forty-five (45) days (but no Credit Extensions shall be made while of any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);

8.6           Other Agreements.  There is a default in any agreement to which Borrower is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of One Hundred Thousand Dollars ($100,000) or that could have a material adverse effect on Borrower’s business.

8.7           Judgments.  A judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least One Hundred Thousand Dollars ($100,000) (not covered by independent third-party insurance) shall be rendered against Borrower and shall remain unsatisfied, or unstayed for a period of ten (10) days after the entry thereof (provided that no Credit Extensions will be made prior to the satisfaction, or stay of such judgment, order, or decree);

8.8           Misrepresentations.  Borrower or any Person acting for Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Collateral Agent and/or Lenders or to induce Collateral Agent and/or Lenders to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made; or

8.9           Subordinated Debt.  A default or breach occurs under any agreement between Borrower and any creditor of Borrower that signed a subordination, intercreditor, or other similar agreement with Collateral Agent or Lenders, or any creditor that has signed such an agreement with Collateral Agent or Lenders breaches any terms of such agreement.

8.10           Governmental Approvals.  Any Governmental Approval shall have been (a) revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course for a full term or (b) subject to any decision by a Governmental Authority that designates a hearing with respect to any applications for renewal of any of such Governmental Approval or that could result in the Governmental Authority taking any of the actions described in clause (a) above, and such decision or such revocation, rescission, suspension, modification or non-renewal (i) has, or could reasonably be expected to result in a Material Adverse Change, or (ii) adversely affects the legal qualifications of Borrower or any of its Subsidiaries to hold such Governmental Approval in any applicable jurisdiction and such revocation, rescission, suspension, modification or non-renewal could reasonably be expected to affect the status of or legal qualifications of Borrower or any of its Subsidiaries to hold any Governmental Approval in any other jurisdiction.

8.11           Financing Event.   A Financing Event does not occur, or Borrower fails to provide evidence of same to Collateral Agent, on or before September 30, 2008. For the avoidance of doubt, at any time prior to September 30, 2008, the failure of the Acquisition Event to occur will not, by itself, constitute an Event of Default under Section 8.3 above.

9           RIGHTS AND REMEDIES

9.1           Rights and Remedies.  While an Event of Default occurs and continues Collateral Agent may, without notice or demand, do any or all of the following:

(a)           declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Collateral Agent or Lenders);

(b)           stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Collateral Agent and/or Lenders;

(c)           settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Collateral Agent considers advisable, notify any Person owing Borrower money of Collateral Agent’s and Lenders' security interest in such funds, and verify the amount of such account;

(d)           make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral.  Borrower shall assemble the Collateral if Collateral Agent requests and make it available as Collateral Agent designates.  Collateral Agent may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred.

Borrower grants Collateral Agent a license to enter and occupy any of its premises, without charge, to exercise any of Collateral Agent’s rights or remedies;

(e)           apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Collateral Agent or Lenders owing to or for the credit or the account of Borrower;

(f)           ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral.  Collateral Agent is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Collateral Agent’s exercise of its rights under this Section, Borrower’s rights under all licenses and all franchise agreements inure to Collateral Agent for the  benefit of the Lenders;

(g)           place a “hold” on any account maintained with Collateral Agent or Lenders and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(h)           demand and receive possession of Borrower’s Books; and

(i)           exercise all rights and remedies available to Collateral Agent under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

9.2           Power of Attorney.  Borrower hereby irrevocably appoints Collateral Agent as its lawful attorney-in-fact, exercisable only upon the occurrence and during the continuance of an Event of Default, to:  (a) endorse Borrower’s name on any checks or other forms of payment or security; (b) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Collateral Agent determines reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Collateral Agent or a third party as the Code permits.  Borrower hereby appoints Collateral Agent as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of Collateral Agent’s and Lenders' security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full and Collateral Agent and Lenders are under no further obligation to make Credit Extensions hereunder.  Collateral Agent’s foregoing appointment as Borrower’s attorney in fact, and all of Collateral Agent’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Collateral Agent’s and Lenders' obligation to provide Credit Extensions terminates.

9.3           Protective Payments.  If Borrower fails to obtain the insurance called for by Section 6.5 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document, Collateral Agent may obtain such insurance or make such payment, and all amounts so paid by Collateral Agent are Lenders' Expenses and immediately due and payable, bearing interest at the then highest applicable rate, and secured by the Collateral.  Collateral Agent will make reasonable efforts to provide Borrower with notice of Collateral Agent obtaining such insurance at the time it is obtained or within a reasonable time thereafter.  No payments by Collateral Agent are deemed an agreement to make similar payments in the future or Collateral Agent’s waiver of any Event of Default.

9.4           Application of Payments and Proceeds.  Borrower shall have no right to specify the order or the accounts to which Collateral Agent shall allocate or apply any payments required to be made by Borrower to Collateral Agent or otherwise received by Collateral Agent under this Agreement when any such allocation or application is not specified elsewhere in this Agreement.  If an Event of Default has occurred and is continuing, Collateral Agent and/or each Lender may apply any funds in its possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations in such order as the Lenders shall determine in their sole discretion.  Any surplus shall be paid to Borrower or other Persons legally entitled thereto; Borrower shall remain liable to Lenders for any deficiency.  If Collateral Agent, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Collateral Agent shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Collateral Agent of cash therefor.

9.5           Liability for Collateral.  So long as the Collateral Agent and Lenders comply with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of the Collateral Agent and Lenders, the Collateral Agent and Lenders shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person.  Borrower bears all risk of loss, damage or destruction of the Collateral.

9.6           No Waiver; Remedies Cumulative.  Collateral Agent’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Collateral Agent thereafter to demand strict performance and compliance herewith or therewith.  No waiver hereunder shall be effective unless signed by Collateral Agent and then is only effective for the specific instance and purpose for which it is given.  Collateral Agent’s rights and remedies under this Agreement and the other Loan Documents are cumulative.  Collateral Agent has all rights and remedies provided under the Code, by law, or in equity.  Collateral Agent’s exercise of one right or remedy is not an election, and Collateral Agent’s waiver of any Event of Default is not a continuing waiver.  Collateral Agent’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.7           Demand Waiver.  Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Collateral Agent on which Borrower is liable.

10           NOTICES

All notices, consents, requests, approvals, demands, or other communication (collectively, “Communication”) by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail (if an email address is specified herein) or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below.  Either Collateral Agent, Lender or Borrower may change its address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:
Dynogen Pharmaceuticals, Inc.
52 Second Avenue
Waltham, Massachusetts 02451
Attn:  Robert C. Lorette, Chief Business Officer
Fax:  (781) 839-5200
Email:  blorette@dynogen.com

If to Collateral Agent:
Silicon Valley Bank
One Newton Executive Park, Suite 200
2221 Washington Street
Newton, Massachusetts  02462
Attn:  Mr. Tom Davies
Fax:    (617) 969-5973
Email: TDavies@svb.com

with a copy to:
Riemer & Braunstein LLP
Three Center Plaza
Boston, Massachusetts 02108
Attn: David A. Ephraim, Esquire
Fax: (617) 880-3456
Email: DEphraim@riemerlaw.com

If to Oxford:
Oxford Finance Corporation
133 North Fairfax Street
Alexandria, Virginia 22314
Attention: General Counsel
Fax: (703) 519-5225

11           CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER

Massachusetts law governs the Loan Documents without regard to principles of conflicts of law.  Borrower and Lenders, and Collateral Agent each submit to the exclusive jurisdiction of the State and Federal courts in the Commonwealth of Massachusetts.  Notwithstanding the foregoing, nothing in this Agreement shall be deemed to operate to preclude Collateral Agent from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Collateral Agent and Lenders.  Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court.  Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER, LENDER AND COLLATERAL AGENT EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO THIS AGREEMENT.  EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

12           GENERAL PROVISIONS

12.1           Successors and Assigns.  This Agreement binds and is for the benefit of the successors and permitted assigns of each party.  Borrower may not assign this Agreement or any rights or obligations under it

without Collateral Agent’s prior written consent (which may be granted or withheld in Collateral Agent’s discretion).   Lenders have the right, without the consent of, but with written notice to Borrower, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, Lenders’ obligations, rights, and benefits under this Agreement and the other Loan Documents.

12.2           Indemnification/Expenses.  Borrower agrees to indemnify, defend and hold Collateral Agent and the Lenders and their respective directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Collateral Agent or the Lenders harmless against:  (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or Lenders' Expenses incurred, or paid by Lenders and/or Collateral Agent from, following, or arising from transactions between Collateral Agent, and/or Lenders and Borrower (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by Collateral Agent’s or Lenders' gross negligence or willful misconduct.

12.3           Time of Essence.  Time is of the essence for the performance of all Obligations in this Agreement.

12.4           Severability of Provisions.  Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.5           Amendments in Writing; Integration.  All amendments to this Agreement must be in writing signed by Collateral Agent, Lenders and Borrower.  This Agreement and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements.  All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.

12.6           Counterparts.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, constitute one Agreement.

12.7           Survival.  All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement including) have been satisfied.  The obligation of Borrower in Section 12.2 to indemnify each Lender and Collateral Agent shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

12.8           Confidentiality.  In handling any confidential information, Lenders and Collateral Agent shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Lenders' and Collateral Agent’s Subsidiaries or Affiliates; (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, Lenders and Collateral Agent shall use commercially reasonable efforts to obtain such prospective transferee’s or purchaser’s agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order; (d) to regulators or as otherwise required in connection with an examination or audit; and (e) as Collateral Agent considers appropriate in exercising remedies under this Agreement.  Confidential information does not include information that either: (i) is in the public domain or in Lenders' and/or Collateral Agent’s possession when disclosed to Lenders and/or Collateral Agent, or becomes part of the public domain after disclosure to Lenders and/or Collateral Agent; or (ii) is disclosed to Lenders and/or Collateral Agent by a third party, if Lenders and/or Collateral Agent does not know that the third party is prohibited from disclosing the information.

12.9           Right of Set Off.   Borrower hereby grants to Collateral Agent and to each Lender, a lien, security interest and right of set off as security for all Obligations to Collateral Agent and each Lender hereunder, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Collateral Agent or Lenders or any entity under the control of Collateral Agent or Lenders (including an Collateral Agent affiliate) or in transit to any of them.  At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Collateral Agent or Lenders may set off the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Obligations.  ANY AND ALL

RIGHTS TO REQUIRE COLLATERAL AGENT TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

13           DEFINITIONS

13.1           Definitions.  As used in this Agreement, the following terms have the following meanings:

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrower.

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

“Acquisition Agreement” means the Agreement and Plan of Merger by and among Borrower, Apex Bioventures Acquisition Corporation, Apex Acquisition Sub, Inc. and the other parties thereto dated February 5, 2008, as the same may be amended from time to time.

"Acquisition Event" means, the consummation of the proposed merger agreement by and between Borrower and Apex Bioventures Acquisition Corporation and Apex Acquisition Sub, Inc. on terms and conditions as set forth in the Acquisition Agreement.

“Affiliate” of any Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Agreement” is defined in the preamble hereof.

“Amortization Date” is October 1, 2008.

“Apex” is defined in Section 6.12.

“Arachnova Collateral” is the collateral as described in that certain UCC Financing Statement in favor of Arachnova Therapeutics Limited and filed at the Secretary of State’s Office of Delaware on January 3, 2008 as filing number 20080028280 (exclusive of any amendments).

“Arachnova Security Agreement” is that certain Security Agreement by and between Borrower and Arachnova Therapeutics Limited dated as of December 10, 2007 (not including any amendments).

"Board" means Borrower's board of directors.

“Borrower” is defined in the preamble hereof.

“Borrower’s Books” are all Borrower’s books and records including ledgers, federal and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

 “Borrowing Resolutions” are, with respect to any Person, those resolutions adopted by such Person’s Board of Directors and delivered by such Person to Collateral Agent approving the Loan Documents to which such Person is a party and the transactions contemplated thereby, together with a certificate executed by its secretary on behalf of such Person certifying that (a) such Person has the authority to execute, deliver, and perform its obligations under each of the Loan Documents to which it is a party, (b) that attached as Exhibit A to such certificate is a true, correct, and complete copy of the resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Loan Documents to which it is a party, (c) the name(s) of the

Person(s) authorized to execute the Loan Documents on behalf of such Person, together with a sample of the true signature(s) of such Person(s), and (d) that Collateral Agent may conclusively rely on such certificate unless and until such Person shall have delivered to Collateral Agent a further certificate canceling or amending such prior certificate.

“Bridge Financing” means an unsecured, non-interest bearing convertible equity financing of Borrower, closing after February 5, 2008 but prior to the Acquisition Event in an aggregate amount of up to Five Million Dollars ($5,000,000) as set forth in the Investor Commitment Letter.

 “Business Day” is any day that is not a Saturday, Sunday or a day on which Collateral Agent is closed.

 “Cash Equivalents” are (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc., and (c) SVB’s certificates of deposit issued maturing no more than one (1) year after issue.

 “Claims” are defined in Section 12.2.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the Commonwealth of Massachusetts provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Collateral Agent’s and Lenders' Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the Commonwealth of Massachusetts, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes on the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.

"Collateral Agent" means, SVB, not in its individual capacity, but solely in its capacity as agent on behalf of and for the benefit of the Lenders.

"Commitment Percentage" is set forth in Schedule 1.1, as amended from time to time.

 “Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

“Communication” is defined in Section 10.

“Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit C.

 “Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business.  The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

 “Control Agreement” is any control agreement entered into among the depository institution at which Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower maintains a Securities Account or a Commodity Account, Borrower, and Collateral Agent pursuant to which Collateral Agent obtains control (within the meaning of the Code) for the benefit of the Lenders over such Deposit Account, Securities Account, or Commodity Account.

“Credit Extension” is any Term Loan or any other extension of credit by Collateral Agent or Lenders for Borrower’s benefit.

 “Default” is any event which with notice or passage of time or both, would constitute an Event of Default.

"Default Rate" is defined in Section 2.2(b).

 “Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“Designated Deposit Account” is Borrower’s deposit account, account number _____________, maintained with SVB.

“Dollars,” “dollars” and “$” each mean lawful money of the United States.

 “Effective Date” is defined in the preamble of this Agreement.

 “Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

"Equity Event" shall mean receipt of unrestricted gross cash proceeds (net of reasonable expenses) by the Borrower, after the Effective Date, from one or more closings of an equity round of financing (including the Bridge Financing and any Subordinated Debt) with existing investors, and other investors reasonably acceptable to the Lenders, in the amount of at least Thirty Million Dollars ($30,000,000).

“ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.

“Event of Default” is defined in Section 8.

“Final Payment” is a payment (in addition to and not a substitution for the regular monthly payments of principal plus accrued interest) equal to the amount of the Term Loan multiplied by the Final Payment Percentage and due on the earliest to occur of (a) the final Payment Date for such Term Loan, (b) the acceleration of such Term Loan pursuant to Section 2.1.1(e) hereof, and (c) prepayment of the Term Loan pursuant to Section 2.1.1(f) hereof.

“Final Payment Percentage” is, for each Term Loan, one percent (1.0%).

"Financing Event" shall means the earlier to occur of: (i) an Equity Event, or (ii) Acquisition Event.

“First Draw Period” is the period of time from the Effective Date through the earliest to occur of (a) February 21, 2008, and (b) an Event of Default.

"First Term Loan" is defined in Section 2.1.1.

“Funding Date” is any date on which a Credit Extension is made to or on account of Borrower which shall be a Business Day.

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, any trade secret rights, including any rights to unpatented inventions, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income and other tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

 “Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.

 “Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

“Investor Commitment Letter” means the commitment letter to the Lenders from the lead existing investors of the Borrower dated February 20, 2008 with regard to the Bridge Financing.

"Lender" is any one of the Lenders.

"Lenders" shall mean the Persons identified on Schedule 1.1 hereto and each assignee that becomes a party to this Agreement pursuant to Section 12.1.

“Lenders' Expenses” are all audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses) of Lenders for preparing, amending, negotiating, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings).

“LIBOR Rate” means the rate of interest per annum determined by Collateral Agent to be the per annum rate of interest at which deposits in United States Dollars are offered to Collateral Agent in the London interbank market (rounded upward, if necessary, to the nearest 1/100th of one percent (0.01%)) in which Collateral Agent customarily participates for a period of time equal to thirty (30) days and published in The Wall Street Journal one (1) Business Day prior to the Funding Date and in an amount approximately equal to the amount of such Term Loan.

 “LIBOR Rate Margin” is six percentage points (6.0%) per annum.

“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

 “Loan Documents” are, collectively, this Agreement, the Warrant, the Perfection Certificate, any note, or notes or guaranties executed by Borrower, and any other present or future agreement between Borrower and/or for the benefit of Lenders and Collateral Agent in connection with this Agreement, all as amended, restated, or otherwise modified.

 “Material Adverse Change” is (a) a material impairment in the perfection or priority of Lenders' Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower; or (c) a material impairment of the prospect of repayment of any portion of the Obligations.

"Maturity Date" is the Term Loan Maturity Date.

“Obligations” are Borrower’s obligation to pay when due any debts, principal, interest, Lenders' Expenses, Prepayment Fee, Final Payment, and other amounts Borrower owes Lenders now or later, whether under this Agreement, the Loan Documents, or otherwise, including, without limitation, all obligations relating to letters of credit (including reimbursement obligations for drawn and undrawn letters of credit), cash management services, and foreign exchange contracts, if any, and including interest accruing after Insolvency Proceedings begin (whether or not allowed) and debts, liabilities, or obligations of Borrower assigned to Lenders and/or Collateral Agent, and the performance of Borrower’s duties under the Loan Documents.

“Operating Documents” are, for any Person, such Person’s formation documents, as certified with the Secretary of State of such Person’s state of formation on a date that is no earlier than 30 days prior to the Effective Date, and (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

 “Payment/Advance Form” is that certain form attached hereto as Exhibit B.

“Payment Date” is the first Business Day of each calendar month.

“Perfection Certificate” is defined in Section 5.1.

“Permitted Indebtedness” is:

(a)           Borrower’s Indebtedness to Lenders and Collateral Agent under this Agreement and the other Loan Documents;

(b)           Indebtedness existing on the Effective Date and shown on the Perfection Certificate;

(c)           the Bridge Financing provided it constitutes Subordinated Debt;

(d)           Subordinated Debt;

(e)           unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(f)           Indebtedness secured by Permitted Liens; and

(g)           extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (f) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investments” are:

(a)           Investments shown on the Perfection Certificate and existing on the Effective Date; and

(b)           Cash Equivalents.

“Permitted Liens” are:

(a)           Liens existing on the Effective Date and shown on the Perfection Certificate or arising under this Agreement and the other Loan Documents;

(b)           Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrower maintains adequate reserves on its Books, if they have no priority over any of Lender's Liens;

(c)           purchase money Liens (i) on Equipment acquired or held by Borrower incurred for financing the acquisition of the Equipment securing no more than One Hundred Thousand Dollars ($100,000) in the aggregate amount outstanding, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment;

(d)           Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

(e)           leases or subleases of real property granted in the ordinary course of business, and leases, subleases, non-exclusive licenses or sublicenses of property (other than real property or intellectual property) granted in the ordinary course of Borrower’s business, if the leases, subleases, licenses and sublicenses do not prohibit granting Collateral Agent a security interest; and

(f)           non-exclusive and exclusive licenses, partnership or joint ventures for the use of the property of Borrower or its Subsidiaries in the ordinary course of business with any third party, which arrangements are approved by the Board.   For the avoidance of doubt, Lenders acknowledge and agree that Borrower shall be permitted to license its intellectual property to third parties consistent with Borrower's current business model and existing practice in the biotech industry; and

(g)           judgment liens not constituting an Event of Default under Section 8.4 or 8.7 hereof.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

"Prepayment Date" is defined in Section 2.1.1(f).

"Prepayment Fee" shall be an additional fee payable to the Lenders in amount equal to:

(i)           for a prepayment made after the Prepayment Date, and on or prior to February 20, 2009,four  percent (4.0%) of the principal amount of the Term Loans prepaid; or

(ii)           for a prepayment made after February 20, 2009, and on or prior to February 20, 2010,two percent (2.0%) of the principal amount of the Term Loans prepaid; and

(iii)           for a prepayment made after February 20, 2010, and on or prior to the Term LoanMaturity Date, one percent (1.0%) of the principal amount of the Term Loans prepaid.

 “Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made

"Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer and Controller of Borrower.

“Second Draw Period” is the period of time commencing on the Effective Date through the earliest to occur of (x) April 30, 2008, and (y) an Event of Default.

"Second Term Loan" is defined in Section 2.1.1.

"Secured Promissory Note" is defined in Section 2.3.

"Secured Promissory Note Record"  A record maintained by each Lender with respect to the outstanding Obligations and credits made thereto.

 “Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

 “Subordinated Debt” is indebtedness incurred by Borrower subordinated to all of Borrower’s now or hereafter indebtedness to Lenders (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Collateral Agent and Lenders entered into between Collateral Agent, the Borrower and the other creditor), on terms acceptable to Collateral Agent and Lenders.

 “Subsidiary” means, with respect to any Person, any Person of which more than 50.0% of the voting stock or other equity interests (in the case of Persons other than corporations) is owned or controlled, directly or indirectly, by such Person or one or more of Affiliates of such Person.

“Term Loan” is defined in Section 2.1.1 hereof.

“Term Loan Maturity Date” is the last Payment Date for each Term Loan.

 “Transfer” is defined in Section 7.1.

 “Warrants” are the Warrants to Purchase Stock dated as of the Effective Date executed by Borrower in favor of each Lender.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as a sealed instrument under the laws of the Commonwealth of Massachusetts as of the Effective Date.

BORROWER:

By_________________________________________
Name:______________________________________
Title:_______________________________________

LENDERS:

SILICON VALLEY BANK, as Collateral Agent and as a Lender

By_________________________________________
Name:______________________________________
Title:_______________________________________

OXFORD FINANCE CORPORATION, as a Lender

By_________________________________________
Name:______________________________________
Title:_______________________________________

SCHEDULE 1.1

LENDERS AND COMMITMENTS

Lender	Commitment	Commitment Percentage
Oxford Finance Corporation	$5,000,000	50.0%
Silicon Valley Bank	$5,000,000	50.0%
TOTAL	$10,000,000	100.00%

EXHIBIT A

The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (except as provided below), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, all certificates of deposit, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

all Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, the Collateral does not include any of the following, whether now owned or hereafter acquired any copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, and the goodwill of the business of Borrower connected with and symbolized thereby, know-how, operating manuals, trade secret rights, rights to unpatented inventions, and any claims for damage by way of any past, present, or future infringement of any of the foregoing; provided, however, the Collateral shall include all Accounts, license and royalty fees and other revenues, proceeds, or income arising out of or relating to any of the foregoing. Notwithstanding the foregoing, the Lender’s Lien with respect to any of the Archanova Collateral is expressly subordinate to Arachnova Therapeutics Limited’s Lien on the Arachnova Collateral.

Pursuant to the terms of a certain negative pledge arrangement with Collateral Agent and Lenders, except for Permitted Liens, Borrower has agreed not to encumber any of its copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, and the goodwill of the business of Borrower connected with and symbolized thereby, know-how, operating manuals, trade secret rights, rights to unpatented inventions, and any claims for damage by way of any past, present, or future infringement of any of the foregoing, without Collateral Agent’s prior written consent.  Notwithstanding the foregoing, Borrower may enter into non-exclusive and exclusive licenses, partnership or joint ventures for the use of the property of Borrower or its Subsidiaries in the ordinary course of business with any third party, which arrangements are approved by the Board.   For the avoidance of doubt, Lenders acknowledge and agree that Borrower shall be permitted to license its intellectual property to third parties consistent with Borrower's current business model and existing practice in the biotech industry.

EXHIBIT B

Loan Payment/Advance Request Form

DYNOGEN PHARMACEUTICAL, INC.

Deadline is Noon E.S.T.*

Fax To:
Date: _____________________

LOAN PAYMENT:

From Account #___________________________________	To Account #_____________________________________
(Deposit Account #)	(Loan Account #)

Principal $_________________________________________	and/or Interest $___________________________________

Authorized Signature:_______________________________	Phone Number: ___________________________________

Print Name/Title:____________________________________

Loan Advance:

Complete Outgoing Wire Request section below if all or a portion of the funds from this loan advance are for an outgoing wire.

From Account #___________________________________	To Account #_____________________________________
(Loan Account #)	(Deposit Account #)

Amount of Advance $_______________________________	and/or Interest $___________________________________

All Borrower’s representations and warranties in the Loan and Security Agreement are true, correct and complete in all material respects on the date of the request for an advance; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date:

Authorized Signature:_______________________________	Phone Number: ___________________________________

Print Name/Title:____________________________________

Outgoing Wire Request:
Complete only if all or a portion of funds from the loan advance above is to be wired.
Deadline for same day processing is noon, E.S.T.

Beneficiary Name: ___________________________________	Amount of Wire: $_____________________________________
Beneficiary Lender: __________________________________	Account Number: _____________________________________
City and State: ______________________________________

Beneficiary Lender Transit (ABA) #:______________________	Beneficiary Lender Code (Swift, Sort, Chip, etc.): ______________
(For International Wire Only)

Intermediary Lender: __________________________________	Transit (ABA) #:______________________________________
 For Further Credit to: _________________________________________________________________________________________________

 Special Instructions:  _________________________________________________________________________________________________

By signing below, I (we) acknowledge and agree that my (our) funds transfer request shall be processed in accordance with and subject to the terms and conditions set forth in the agreements(s) covering funds transfer service(s), which agreements(s) were previously received and executed by me (us).

Authorized Signature: _________________________________	2nd Signature (if required): ______________________________
Print Name/Title: _____________________________________	Print Name/Title: ______________________________________
Telephone #: ________________________________________	Telephone #: _________________________________________

*	Unless otherwise provided for an Advance bearing interest at LIBOR.

EXHIBIT C

COMPLIANCE CERTIFICATE

TO:           SILICON VALLEY BANK, as Collateral Agent                                                                                                                          Date:
FROM:                 DYNOGEN PHARMACEUTICALS, INC.

The undersigned authorized officer of Dynogen Pharmaceuticals, Inc. (“Borrower”) certifies that under the terms and conditions of the Loan and Security Agreement between Borrower, Collateral Agent and the Lenders (the “Agreement”), (1) Borrower is in complete compliance for the period ending _______________ with all required covenants except as noted below, (2) there are no Events of Default, (3) all representations and warranties in the Agreement are true and correct in all material respects on this date except as noted below; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, (4) Borrower, and each of its Subsidiaries, has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except as otherwise permitted pursuant to the terms of Section 5.8 of the Agreement, and (5) no Liens have been levied or claims made against Borrower or any of its Subsidiaries relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Collateral Agent.  Attached are the required documents supporting the certification.  The undersigned certifies, in the capacity as an officer of the Borrower, that these are prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes.  The undersigned acknowledges, in the capacity as an officer of the Borrower, that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered.  Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies

Monthly Financial Statements Compliance Certificate	Monthly within 45 days	Yes No
Audited Financial Statements	Annually within 90 days after FYE	Yes No

The following are the exceptions with respect to the certification above:  (If no exceptions exist, state “No exceptions to note.”)

DYNOGEN PHARMACEUTICALS, INC. By: Name: Title:
COLLATERAL AGENT USE ONLY

Received by:   _____________________
authorized signer
Date:       _________________________

Verified:  ________________________
authorized signer
Date:       _________________________

Compliance Status:      Yes     No

EXHIBIT D
SECURED PROMISSORY NOTE
$____________________ Dated:  ____________,2008

FOR VALUE RECEIVED, the undersigned, DYNOGEN PHARMACEUTICALS, INC., a Delaware corporation (“Borrower”), HEREBY PROMISES TO PAY to the order of [SVB / OXFORD]  (“Lender”) the principal amount of ____________ Dollars ($__________) or such lesser amount as shall equal the outstanding principal balance of the Term Loan made to Borrower by Lender, plus interest on the aggregate unpaid principal amount of Term Loan, at the rates and in accordance with the terms of the Loan and Security Agreement by and between Borrower and Silicon Valley Bank, as Collateral Agent, and the Lenders, including without limitation, Oxford Finance Corporation, and SVB (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”).   If not sooner paid, the entire principal amount and all accrued interest hereunder and under the Loan Agreement shall be due and payable on Term Loan Maturity Date as set forth in the Loan Agreement.

Borrower agrees to pay any initial partial month interest payment from the date of this Note to the first Payment Date ("Interim Interest") on the first Payment Date.

Principal, interest and all other amounts due with respect to the Term Loan, are payable in lawful money of the United States of America to Lender as set forth in the Loan Agreement and this Secured Promissory Note.  The principal amount of this Note and the interest rate applicable thereto, and all payments made with respect thereto, shall be recorded by Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Note.

The Loan Agreement, among other things, (a) provides for the making of a secured Term Loan to Borrower, and (b) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events.

This Note may not be prepaid except as set forth in Section 2.1.1(e) and Section 2.1.1(f) of the Loan Agreement.

This Note and the obligation of Borrower to repay the unpaid principal amount of the Term Loan, interest on the Term Loan and all other amounts due Lender under the Loan Agreement is secured under the Loan Agreement.

Presentment for payment, demand, notice of protest and all other demands and notices of any kind in connection with the execution, delivery, performance and enforcement of this Note are hereby waived.

Borrower shall pay all reasonable fees and expenses, including, without limitation, reasonable attorneys’ fees and costs, incurred by Lender in the enforcement or attempt to enforce any of Borrower’s obligations hereunder not performed when due.  This Note shall be governed by, and construed and interpreted in accordance with, the laws of the Commonwealth of Massachusetts.

Note Register; Ownership of Note.  The ownership of an interest in this Note shall be registered on a record of ownership maintained by Lender or its agent.  Notwithstanding anything else in this Note to the contrary, the right to the principal of, and stated interest on, this Note may be transferred only if the transfer is registered on such record of ownership and the transferee is identified as the owner of an interest in the obligation.  Borrower shall be entitled to treat the registered holder of this Note (as recorded on such record of ownership) as the owner in fact thereof for all purposes and shall not be bound to recognize any equitable or other claim to or interest in this Note on the part of any other person or entity.

IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed by one of its officers thereunto duly authorized on the date hereof.

BORROWER:

DYNOGEN PHARMACEUTICALS, INC.

By:

Name:

Title: